Mine Development Associates
Mine Engineering Services
February 10, 2009
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Silver Standard Resources Inc.
Short Form Prospectus dated February 10, 2009 (the “Prospectus”)
Registration Statement on Form F-10 dated February 10, 2009 and any amendments thereto, including any post-effective amendments (the “Registration Statement”)
I refer to our technical report dated 3 August 2001 titled Diablillos Silver and Gold Resources, Salta Province, Argentina, (the “Report”).
I consent to the use of my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.
I have read the Prospectus and the Registration Statement of the Company and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the preparation of the Report.
Yours truly,
/s/ Steven Ristorcelli
Steven Ristorcelli, CPG
775-856-5700
210 South Rock Blvd.
Reno, Nevada 89502
Fax: 775-856-6053